Emma Jo Kauffman

Andrea Ewin Turner

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DOLLAR GENERAL BOARD OF DIRECTORS DECLARES DIVIDEND

GOODLETTSVILLE, Tenn. – August 26, 2003 – Dollar General Corporation (NYSE: DG) today announced that its board of directors declared a dividend of $0.035 per share, payable October 16, 2003, to common shareholders of record on October 2, 2003.

Dollar General is a Fortune 500® discount retailer with 6,479 neighborhood stores in 27 states as of August 1, 2003.  Dollar General stores offer convenience and value to customers, by offering consumable basics, items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as an appealing selection of basic apparel, housewares and seasonal items at everyday low prices.  The typical Dollar General store has 6,700 square feet of selling space and is located within five miles of its target customers.

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